CONTACTS

From: Anthony J. DeFazio	For: Michael Happel, EVP and CIO

DeFazio Communications, LLC	American Realty Capital New York Recovery REIT, Inc.

tony@defaziocommunications.com	mhappel@arlcap.com

Ph: 484-532-7783	Ph: 212-415-6500
FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Closes on Property
in Howard Beach, Queens, for $14 Million

New York, NY, October 12, 2011 – American Realty Capital New York Recovery REIT, Inc. (the “Company”) announced today that it has closed on the purchase of a freestanding fee simple interest in a property containing a Duane Reade pharmacy located at 163-30 Cross Bay Boulevard in the Howard Beach neighborhood of Queens, New York, in a commercial corridor, for a purchase price, excluding closing costs, of $14.0 million. The Duane Reade property consists of a one-story building totaling approximately 9,767 rentable square feet that was built in 2008. The property is 100% leased to Duane Reade, which operates a chain of over 253 pharmacies throughout New York. The lease is guaranteed by Walgreen Co., which purchased Duane Reade in 2010 to expand its reach into the greater New York area.

“We are very pleased to have closed on this latest asset. We are happy to be buying this quality real estate with a long-term net lease to Duane Reade and a guaranty from Walgreen Co.,” said Michael Happel, Chief Investment Officer and Executive Vice President for the Company. “We expect this property to generate a stable and growing income. This is the ninth property we've acquired in New York City and it complements our existing portfolio of commercial real estate well.”

American Realty Capital New York Recovery REIT, Inc. is a publicly registered, non-traded real estate investment program that has commenced its initial public offering of up to 150 million shares of common stock, at a purchase price of $10 per share, for an aggregate offering amount of up to $1.5 billion. The Company intends to use the proceeds from the offering to acquire commercial real estate in New York City. The Company is offering its shares of common stock on a “best efforts” basis through its affiliate, Realty Capital Securities, LLC, the dealer manager of the offering.

A registration statement relating to the offering of these securities has been filed with the U.S. Securities and Exchange Commission and declared effective. The offering will be made only by means of a prospectus. Copies of the prospectus for the offering may be obtained by contacting:  Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel: 1-877-373-3522.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to the following risks: The failure to qualify or maintain the requirements to be taxed as a REIT would reduce the amount of income available for distribution and limit the Company’s ability to make distributions to its stockholders.  No public market initially exists for the Company’s shares of common stock, and one may never exist for this or any other such type of real estate program. Securities are being offered on a best efforts basis. These are speculative securities and as such involve a high degree of risk. There are substantial conflicts among an offering and its sponsor, advisor, dealer manager and property manager. There is no assurance that the value of the real estate will be sufficient to return any portion of investors’ original capital. Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market and we cannot assure you that there will be growth in the value of the properties.

To arrange interviews with executives of American Realty Capital New York Recovery REIT, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.